Exhibit 10.5


DELIVERED BY HAND

PRIVATE & CONFIDENTIAL
----------------------

June 26, 2002

Robert E. Dickson
53 Rowanwood Avenue
Toronto, Ontario
M4W 1Y8

Dear Rob:

The purpose of this letter is to confirm the terms of your employment with Maxxcom Inc. This letter supersedes your employment agreement dated October 2, 2000, as amended on November 24, 2001.

POSITION:

Executive Vice President, Corporate Development, Maxxcom Inc. reporting to the President & CEO.

BASE SALARY:

Effective April 1, 2002, the base salary will be increased from $250,000.00 to $300,000.00 per annum.

BONUS:

You will be entitled to a guaranteed bonus of $150,000 for each financial year of Maxxcom, commencing with the financial year 2002, payable quarterly in arrears commencing with the quarter ended June 30, 2002.

In addition you will be entitled to a discretionary bonus of up to 60% of earned base salary. Your bonus payment will be based on the overall financial performance of Maxxcom and your personal contribution to our success. Criteria for determining the discretionary portion of your bonus will be established as soon as practical.

If your employment is terminated for any reason other than cause (or voluntary resignation by you), you will be entitled to your bonus for the previous year if unpaid and a pro rata bonus for the current year to the date of termination.

RETENTION BONUS:

In the event of a sale of all or a portion of Maxxcom (see Change of Control below), you will be paid a bonus of one times your annual salary providing that you do not resign as an employee of Maxxcom within three months following closing.

CHANGE OF CONTROL:

If any Change of Control shall occur during your term of employment, you shall continue to honour this agreement and your obligations hereunder for a minimum period of six (6) months following such Change of Control. In the event that you conclude, in your sole discretion, that you no longer wish to continue your employment with Maxxcom following a Change of Control, you may, within sixty
(60) days following such six (6) month period, give notice to the Company of your retirement, whereupon you will be entitled to be paid within fourteen (14) days of the Change of Control a lump sum retiring allowance equal to eighteen
(18) months of salary, plus an amount calculated as follows:

         (i) in the event a Change of Control occurs in 2003 or later, an amount equal to the average of the bonuses payable to you in respect of the immediately preceding two completed financial years of Maxxcom multiplied by 1.5, or

         (ii) in the event a Change of Control occurs in 2002, an amount equal to the bonus payable to you in respect of the previous financial year of Maxxcom multiplied by 1.5, or

         (iii) in the event that a Change of Control occurs in 2001, an amount equal to the bonus which would have been paid to you had you remained employed until bonuses are issued for that year (in this situation, this portion of the lump sum will be payable as soon as possible following the year-end).

A "Change of Control" shall mean:

         (i) any person or company (other than MDC) or persons or companies acting jointly or in concert (as such term is defined in the Securities Act (Ontario)) acquiring (i) more than twenty percent (20%) of the outstanding voting securities of the Company, and (ii) more voting securities of the Company than those beneficially owned by MDC, or

         (ii) any person or company (other than MDC) or persons or companies acting jointly or in concert (as such term is defined in the Securities Act (Ontario)) acquiring beneficial ownership of more than forty percent (40%) of the outstanding voting securities of the Company.

MAXXCOM STOCK OPTIONS:

This will confirm that on May 16, 2002 (the "Grant Date"), the Compensation Committee approved the grant of Options to purchase 300,000 Maxxcom shares at $1.60 per share in accordance with the company's Stock Option Plan (subject to the following): 1/3 of the Options shall vest on the Grant Date; 1/3 of the Options shall vest one year thereafter and the balance two years after the Grant Date. The maximum period you may hold the Options is 10 years. Notwithstanding anything in the Plan, in the event of:

(A) the termination of your employment without cause at law, all Options granted to you will vest immediately and may be exercised by you; or

(B) resignation of employment by you, you will be entitled to exercise all options which are then vested,

provided that all such options referred to in paragraphs (A) and (B) must be exercised within 30 days of the relevant event.

CAR ALLOWANCE:

You will be provided with a car allowance of $1,000 per month to cover the costs (including lease, gas, maintenance, insurance, etc.) related to the use of your vehicle in the performance of your duties.

CELLULAR PHONE:

A cellular phone will be provided.

VACATION:

You will be entitled to four (4) weeks of vacation per year.

SEVERANCE:

In the event that your employment is terminated for any reason other than for cause, you will be entitled to be paid within fourteen (14) days of termination a lump sum retiring allowance equal to eighteen (18) months of salary plus an amount calculated as follows:

(i) in the event that termination occurs in 2003 or later, an amount equal to the average of the bonuses payable to you in respect of the immediately preceding two completed financial years of Maxxcom multiplied by 1.5, or

(ii) in the event that termination occurs in 2002, an amount equal to the bonus payable to you in respect of the previous financial year of Maxxcom multiplied by 1.5, or

(iii) in the event that termination occurs in 2001, an amount equal to the bonus which would have been paid to you had you remained employed until bonuses are issued for that year (in this situation, this portion of the lump sum will be payable as soon as possible following the year-end).

Medical and dental will be continued to a maximum of twelve (12) months or until you have obtained alternative employment, whichever occurs first.

MITIGATION:

For greater certainty, the payment of any lump sum retiring allowance hereunder is not subject to deduction on account of mitigation.

BENEFITS:

You will qualify for participation in the Maxxcom benefits program. Attached please find a benefits manual.

EXPENSE REIMBURSEMENT:

You will be reimbursed for travel, mobile phone and entertainment expenses and parking costs incurred by you in the performance of your duties.

CONFIDENTIALITY:

You agree that you will not, during the period of time that you provide services to Maxxcom, nor at any time thereafter, disclose to any person, firm or corporation any confidential information belonging to the Company, including without limitation, trade secrets, customer lists, financial information, marketing or product information or any other information or material designated as confidential by the Company.

Rob, thank you for your past and ongoing contribution to Maxxcom and we look forward to our continued success.

Please acknowledge your agreement to these amendments by signing below and returning a copy of this letter to me.

Regards,



Miles S. Nadal
Chairman



Accepted: ________________________________              Date: June 26, 2002
                  Robert E. Dickson

                           ASSIGNMENT AND ASSUMPTION AGREEMENT




                  THIS AGREEMENT made as of this 24th day of September, 2003

B E T W E E N:

                           MAXXCOM INC., a corporation incorporated under the laws of the Province of Ontario

                           (hereinafter called the "COMPANY")

                                    - and -

                           MDC CORPORATION INC., a corporation amalgamated under the laws of the Province of Ontario

                           (hereinafter called "MDC")

         WHEREAS the Company and Robert E. Dickson are parties to an employment agreement dated as of June 26, 2002 (the "EMPLOYMENT AGREEMENT");

         AND WHEREAS the Company desires to assign, and MDC desires to assume, the rights and obligations of Maxxcom under the Employment Agreement;

         NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), each of the parties hereto hereby covenants and agrees as follows:

         1. Maxxcom hereby assigns to MDC, and MDC hereby assumes and agrees to perform, all of the rights and obligations of Maxxcom under the Employment Agreement, effective as of September 24, 2003.

         2. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and the parties hereto hereby irrevocably attorn to such jurisdiction.

         3. This agreement may be executed in counterpart, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. Counterparts may be executed either in original or telecopied form and the parties to this agreement adopt any signatures received by receiving telecopier machine as original signatures of the parties.

         IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first above written.

MAXXCOM INC.                                MDC CORPORATION INC.


Per:     ________________________           Per:     ________________________
         Authorized Signing Officer                  Authorized Signing Officer




The undersigned hereby acknowledges and agrees to the assignment and assumption constituted hereby.

         DATED as of this 24th day of September, 2003.



                                       _________________________________
                                       Robert E. Dickson